Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, no par value per share (3)	Rule 457(c) and 457(h)	3,000,000	$0.81	$2,430,000	$0.00015310	$372.04

	Total Offering Amounts				$0.81	$2,430,000		$372.04
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$372.04

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Represents ordinary shares, no par value, of Inspira Technologies Oxy B.H.N. Ltd., or Ordinary Shares and the Registrant, respectively, reserved for issuance in connection with securities awards that may be granted under the Company’s Amended and Restated 2019 Equity Incentive Plan, or the Amended and Restated 2019 Plan, to which this Registration Statement relates.

(3)	The fee is based on the number of Ordinary Shares which may be issued in connection with securities awards that may be granted under the Amended and Restated 2019 Plan that this Registration Statement on Form S-8 relates to and is estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on March 4, 2025.